                                 SCHEDULE 14A
                                (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                             (AMENDMENT NO. _____)

FILED BY THE REGISTRANT [X]
FILED BY A PARTY OTHER THAN THE REGISTRANT [_]

CHECK THE APPROPRIATE BOX:

[X]  PRELIMINARY PROXY STATEMENT.         [_]  CONFIDENTIAL, FOR USE OF THE
[_]  DEFINITIVE PROXY STATEMENT.               COMMISSION ONLY (AS PERMITTED BY
[_]  DEFINITIVE ADDITIONAL MATERIALS.           RULE 14A-6(E)(2)).
[_]  SOLICITING MATERIAL PURSUANT TO
     RULE 14A-11(C) OR RULE 14A-12.

                                 XOOM.COM.INC.
               (Name of Registrant as Specified In Its Charter)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:
(2)  Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
(4)  Proposed maximum aggregate value of transaction:
(5)  Total fee paid:
[_]  Fee paid previously with preliminary materials

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount Previously Paid:
(2)  Form, Schedule or Registration Statement No.:
(3)  Filing Party:
(4)  Date Filed:

                        [LOGO OF XOOM.COM APPEARS HERE]

                                XOOM.COM, INC.

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD ON MAY 26, 1999

     TO THE STOCKHOLDERS OF XOOM.COM, INC.:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of XOOM.com, Inc., a Delaware corporation ("Xoom.com"), will be held on Wednesday, May 26, 1999 at 10:00 a.m., local time, at the Sir Francis Drake, 450 Powell
Street, San Francisco, California, 94102, for the following purposes:

     1. To elect directors to serve until the 2000 Annual Meeting of Stockholders or until their successors are elected and qualified;

     2. To approve an amendment to our 1998 Stock Incentive Plan to increase the number of shares of our common stock authorized for issuance over the term of the 1998 Stock Incentive Plan by 2,000,000 shares from 2,000,000 shares to 4,000,000 shares;

     3. To approve an amendment to our Certificate of Incorporation to increase the number of authorized shares of common stock from 40,000,000 shares to 80,000,000 shares; and

     4. To transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only stockholders of record at the close of business on March 29, 1999 are entitled to notice of and to vote at this meeting.

     All stockholders are cordially invited to attend the meeting in person. However, to assure your representation at the meeting, you are urged to sign and return the enclosed proxy card as promptly as possible in the enclosed self-addressed envelope. Any stockholder attending the meeting may vote in person even if he or she returned a proxy. However, if a stockholder's shares are held of record by a broker, bank or other nominee and the stockholder wishes to vote at the meeting, the stockholder must obtain from the record holder a proxy issued in his or her name.

                                    BY ORDER OF THE BOARD OF DIRECTORS

                                    /s/ JOHN HARBOTTLE

                                    John Harbottle
                                    Vice President, Finance, Chief Financial
                                    Officer and Assistant Secretary
     San Francisco, California

     April __, 1999

                                XOOM.COM, INC.
                       300 Montgomery Street, Suite 300
                        San Francisco, California 94104



                                PROXY STATEMENT
                      1999 ANNUAL MEETING OF STOCKHOLDERS



     The enclosed Proxy is solicited on behalf of the Board of Directors (the "Board") of XOOM.com, Inc., a Delaware corporation ("Xoom.com"), for use at Xoom.com's Annual Meeting of Stockholders to be held on Wednesday, May 26, 1999 at 10:00 a.m., local time, at the Sir Francis Drake, 450 Powell Street,
San Francisco, California 94102, or at any adjournment thereof, for the purposes set forth in this proxy statement and in the accompanying Notice of Annual Meeting of Stockholders. Xoom.com's principal executive offices are located at 300 Montgomery Street, Suite 300, San Francisco, California 94104. Xoom.com's telephone number at that location is (415) 288-2500.

     Xoom.com intends to mail this proxy statement and accompanying proxy card on or about April __, 1999 to all stockholders entitled to vote at the meeting.

                INFORMATION CONCERNING SOLICITATION AND VOTING

RECORD DATE AND SHARE OWNERSHIP

     Stockholders of record at the close of business on March 29, 1999 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. At the Record Date, 13,830,588 shares of Xoom.com's common stock ("Common Stock") were issued and outstanding and held of record by approximately 238 stockholders.

REVOCABILITY OF PROXIES

     You may revoke any proxy you give pursuant to this solicitation at any time before its use by delivering to Xoom.com (attention: Rajesh Aji, Vice President of Corporate and Legal Affairs and General Counsel) a written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person.

VOTING AND SOLICITATION

     Each share of Common Stock outstanding on the Record Date is entitled to one vote. The required quorum for the transaction of business at the Annual Meeting is a majority of the votes eligible to be cast by holders of shares of Common Stock issued and outstanding on the Record Date. For purposes of determining the presence of a quorum, abstentions and broker non-votes will be counted by Xoom.com as present at the meeting. Abstentions will also be counted by Xoom.com in determining the total number of votes cast with respect to a proposal (other than the election of directors). Broker non-votes will not be counted in determining the number of votes cast with respect to a proposal. Directors are elected by a plurality of votes cast. In determining whether a proposal has been approved, abstentions are counted as votes against the proposal and broker non-votes are not counted as votes for or against the proposal. If no specific instructions are given with respect to matters to be acted upon at the Annual Meeting, shares of Common Stock represented by a properly executed proxy will be voted FOR (i) the election of management's nominees for Director listed in Proposal No. 1, (ii) the approval of the amendment of the 1988 Stock Incentive Plan to increase the number of shares authorized for issuance over the term of the 1988 Stock Incentive Plan from 2,000,000 shares to 4,000,000 shares and (iii) the approval of the amendment of Xoom.com's Certificate of Incorporation to increase the number of authorized shares of Common Stock for 40,000,000 shares to 80,000,000 shares.

     The cost of soliciting proxies will be borne by Xoom.com. Proxies may be solicited by certain of Xoom.com's directors, officers and regular employees, without additional compensation, in person or by telephone or facsimile. In addition, Xoom.com may retain the services of one or more firms to assist in the solicitation of proxies, for an estimated fee of $5,000 plus reimbursement of expenses. In addition, Xoom.com may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to such beneficial owners.

             SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                                  MANAGEMENT

     The following table sets forth certain information known to Xoom.com with respect to beneficial ownership of common stock as of February 28, 1999 by (A) each person known to Xoom.com to own beneficially more than 5% of the outstanding shares of Xoom.com's common stock, (B) each director or director nominee of Xoom.com, (C) each executive officer of Xoom.com for whom information is given in the Summary Compensation Table in this Proxy Statement and (D) all directors and executive officers of Xoom.com as a group.

                                                    Number of Shares
                                                    ----------------
                                                 Beneficially Held (1)       Percentage
                                                 ---------------------       ----------
Chris Kitze(2)...............................          4,188,350                30.6%
Naveen Jain(3)...............................            702,702                 5.1%
Bob Ellis(4).................................            549,443                 3.9%
Laurent Massa(5).............................            209,896                 1.5%
James Heffernan(6)...........................            139,157                 1.0%
Russell S. Hyzen(7)..........................            125,277                   *
Alicia Molnar(8).............................             86,667                   *
Janine Popick(9).............................             26,937                   *
Jeffrey Ballowe(10)..........................             17,363                   *
Philip Schlein(11)...........................             12,732                   *
Robert C. Harris, Jr.(12)....................             12,732                   *
All executive officers and directors as a
 group (12 persons)(13)......................          6,013,576                41.6%

_______________
 *  Less than 1%.

     (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options held by that person that are currently exercisable or exercisable within 60 days of February 28, 1999 and warrants to purchase shares of common stock that are exercisable within 60 days of February 28, 1999 are deemed outstanding. Percentage of beneficial ownership is based upon 13,699,555 shares of common stock outstanding as of February 28, 1999. To Xoom.com's knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person named in the table has sole voting and investment power with respect to the shares set forth opposite such person's name. Except as otherwise indicated, the address of each of the directors, executive officers and 5% stockholders in this table is as follows: c/o XOOM.com, Inc., 300 Montgomery Street, Suite 300, San Francisco, California 94104.

     (2) Includes 4,188,350 shares of common stock held by Flying Disc Investments Limited Partnership, of which Mr. Kitze is a general partner. Mr. Kitze may be deemed to be the beneficial owner of the shares held by Flying Disc.

     (3) Includes 36,036 shares of common stock held by Internet Ventures LLC. Mr. Jain is the managing member of Internet Ventures and may be deemed to be the beneficial owner of the shares held by Internet Ventures. Mr. Jain's address is 16115 N.E. 49th Ct., Redmond, WA 98052.

     (4) Includes 323,333 shares of common stock held by the Robert A. Ellis Revocable Trust. Also includes options exercisable for 226,110 shares of common stock exercisable within 60 days after February 28, 1999.

     (5) Includes options exercisable for 209,896 shares of common stock exercisable within 60 days after February 28, 1999.

     (6) Includes options exercisable for 22,917 shares of common stock exercisable within 60 days after February 28, 1999. Also includes 12,000 shares of common stock held by J.J. Heffernan, LLC, of which Mr. Heffernan is the managing member, and 100,239 shares of common stock held by the Heffernan Family Trust. Mr. Heffernan may be deemed to be the beneficial owner of the shares and warrants to purchase shares of common stock held by the Heffernan LLC and the Heffernan Family Trust. Also includes 4,000 shares of common stock held by Sandra Heffernan, who is Mr. Heffernan's wife.

     (7) Includes options exercisable for 113,611 shares of common stock exercisable within 60 days after February 28, 1999.

     (8) Includes options exercisable for 76,667 shares of common stock exercisable within 60 days after February 28, 1999.

     (9) Includes options exercisable for 23,334 shares of common stock exercisable within 60 days after February 28, 1999.

     (10) Includes options exercisable for 16,694 shares of common stock exercisable within 60 days after February 28, 1999.

     (11) Includes options exercisable for 8,750 shares of common stock exercisable within 60 days after February 28, 1999.

     (12) Includes options exercisable for 8,750 shares of common stock exercisable within 60 days after February 28, 1999.

     (13) Includes options exercisable for 764,785 shares of common stock exercisable within 60 days after February 28, 1999.

                                PROPOSAL NO. 1:
                             ELECTION OF DIRECTORS

GENERAL

     The Bylaws of Xoom.com provide that the authorized number of directors shall be fixed by resolution of the Board of Directors. The authorized number of directors is currently fixed at seven. Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named below, all of whom are presently directors of Xoom.com. If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director. If stockholders properly nominate persons other than Xoom.com's nominees for election as directors, the proxy holders will vote all proxies received by them to assure the election of as many of Xoom.com's nominees as possible, with the proxy holder making any required selection of specific nominees to be voted for. The term of office of each person elected as a director will continue until the next annual meeting of stockholders or until his earlier death, resignation or removal. There are no family relationships among any of Xoom.com's Directors or executive officers other than between Mr. Kitze and Ms. Molnar, the Company's Vice President of Advertising Sales, who is Mr. Kitze's sister-in-law.

     Certain information regarding the nominees is set forth below:

------------------------------------------------------------------------------------------------------------------
Name of Nominee                      Age       Principal Occupation                                      Director
                                                                                                         Since
------------------------------------------------------------------------------------------------------------------
Chris Kitze                          39        Chairman of the Board and Secretary of Xoom.com           1996
Laurent Massa                        39        Chief Executive Officer and President of Xoom.com         1998
Bob Ellis                            62        Publisher of Xoom.com                                     1997
James Heffernan                      57        Executive Vice President of US Web Corporation            1998
Jeffrey Ballowe                      43        Retired President of Interactive Media and                1998
                                               Development Group of Ziff-Davis
Philip Schlein                       64        General Partner of US Venture Partners                    1998
Robert C. Harris, Jr.                52        Senior Managing Director of Bear, Stearns & Co.           1998
                                               Inc.
------------------------------------------------------------------------------------------------------------------


     Chris Kitze co-founded Xoom.com and has served as Chairman of the Board and Secretary since that time. Since December 1996, Mr. Kitze has been an independent investor. From April 1996 until December 1996, Mr. Kitze also served as Xoom.com's President and Chief Executive Officer. In June 1995, Mr. Kitze co-founded Point Communications Corporation, a Web directory company, which was acquired by Lycos in October 1995, after which Mr. Kitze served as Lycos' Vice President of Marketing until June 1996. From June 1994 until June 1995, Mr. Kitze served as Publisher at Softkey International (now The Learning Company). In September 1991, Mr. Kitze co-founded Aris Entertainment, a CD-ROM publishing company and served as its President until June 1994. Mr. Kitze holds a B.S. in Chemical Engineering from the University of Colorado.

     Laurent Massa co-founded Xoom.com and has served as its Chief Executive Officer and President since December 1996. Mr. Massa has also served on Xoom.com's Board of Directors since February 1998. From September 1996 to June 1998, Mr. Massa also served as Xoom.com's Chief Financial Officer. From May 1995 until September 1996, Mr. Massa served as Vice President of New Ventures of Olivetti Telemedia, a telecommunications company based in Milan. Prior to joining Olivetti, Mr. Massa joined WordStar International in March 1991 as Director of Marketing, Europe, and became Vice President, International of Softkey International (now The Learning Company), following Softkey's merger with WordStar and Spinaker in February 1993. Mr. Massa holds an MBA from the European Business School.

     Bob Ellis has served as one of the Directors and as Publisher of Xoom.com since August 1997. From July 1995 to July 1997, Mr. Ellis was President of Paris Productions, an online publishing company. In January 1988, he founded Compact Publishing Company ("Compact"), a publishing company and served as its Chief Executive Officer until its acquisition by Softkey International (now The Learning Company) in July 1994, after which he served as Vice President of Publishing of Softkey until July 1995. Prior to founding Compact, Mr. Ellis was a Vice President of Time-Life, Inc. and President of Time-Life Software. Mr. Ellis holds a B.A. in Philosophy from Yale and an M.A. in History from the University of Chicago.

     James Heffernan has served as one of the Directors of Xoom.com since June 1998. Mr. Heffernan co-founded USWeb Corporation, an Internet professional services company, in December 1995 and has served as its Executive Vice President, Chief Financial Officer, Secretary and a director since that time. From May 1993 to July 1994, he worked as an independent consultant and then joined Interlink Computer Sciences, Inc. in July 1994 as Chief Financial Officer, where he served until January 1996. From March 1992 to May 1993, Mr. Heffernan served as Chief Financial Officer and Chief Operating Officer of Serius. Mr. Heffernan has also served as an officer of several other technology companies, including Software Publishing Corp., Zital Inc. and Measurex Corp. Mr. Heffernan is a director of Savoir Technology Group, Inc and USWeb Corporation. Mr. Heffernan has a B.S. in Business and an MBA from Santa Clara University.

     Jeffrey Ballowe has served as one of the Directors of Xoom.com since July 1998. Mr. Ballowe retired at the end of 1997 from Ziff-Davis, where during his 11 years at the company he was instrumental in transforming Ziff-Davis from a U.S. magazine publisher to an international, integrated media company. Aside from serving in magazine publishing roles including Publisher of PC Magazine, Mr. Ballowe held number of corporate posts in which he was responsible for establishing Ziff-Davis' European operations, managing Ziff-Davis' largest magazine group, launching the company's Internet publications, creating ZDNet, and launching ZDTV. At his retirement he was President, Interactive Media and Development Group, in charge of Ziff-Davis' Internet publications, ZDNet, ZDTV, and all development at the company. Among his development activities included spearheading Ziff-Davis' and Softbank's investments in Yahoo!, USWeb Corporation (where he served as a founding Director), Gamespot, and Herring Communications. Prior to his work at Ziff-Davis, Mr. Ballowe worked as a marketing executive at various technology and marketing services companies. Currently Mr. Ballowe is Chairman of Deja News and serves on the boards of drkoop.com, VerticalNet and ZDTV. He received a bachelor's degree from Lawrence University, a master's degree in French from the University of Wisconsin-Madison, and an MBA from the University of Chicago.

     Philip Schlein has served as one of the Directors of Xoom.com since July 1998. Since April 1985, Mr. Schlein has been a general partner of U.S. VenturePartners, a venture capital firm specializing in retail and consumer products companies. From January 1974 to January 1985, Mr. Schlein served as President and Chief Executive Officer of Macy's California, a division of R. H. Macy & Co., Inc., a department store chain. Mr. Schlein also serves on the board of directors of Ross Stores, Inc., ReSound Corporation, Quick Response Services, Burnham Pacific Properties, Inc. and Bebe Stores. Mr. Schlein holds a B.S. in Economics from the University of Pennsylvania.

     Robert C. Harris, Jr. has served as one of the Directors of Xoom.com since August 1998. Mr. Harris is a Senior Managing Director at Bear, Stearns & Co. Inc. From 1989 to October 1997, he was a co-founder and Managing Director of Unterberg Harris. From 1984 to 1989, he was a General Partner, Managing Director and Director of Alex. Brown & Sons Inc. Mr. Harris is also a director of N2K, Inc., MDSI Mobile Data Solutions, Inc. and SoftNet Systems, Inc. Mr. Harris holds a B.S. and MBA from the University of California at Berkeley.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors held three meetings during the fiscal year ended December 31, 1998 and acted twelve times by unanimous written consent. The Board of Directors has an Audit Committee and a Compensation Committee. From time to time, the Board has created various ad hoc committees for special purposes. No such committee is currently functioning.

     The Audit Committee, consisting of James J. Heffernan and Philip Schlein, recommends the selection of independent public accountants to the Board of Directors, reviews the scope and results of the audit and other services provided by Xoom.com's independent accountants, and reviews Xoom.com's accounting practices and systems of internal accounting controls. The Audit Committee held no meetings during the last fiscal year.

     The Compensation Committee, consisting of James J. Heffernan and Bob Ellis, reviews and approves the salaries, bonuses and other compensation payable to Xoom.com's executive officers and administers and makes recommendations concerning Xoom.com's employee benefit plans. The Compensation Committee held no meetings during the last fiscal year.

     During fiscal 1998, each director attended all of the meetings of the Board of Directors and of the committees of the Board on which the director served during the period for which he was director or committee member, respectively.

DIRECTOR COMPENSATION

     Except as set forth below, directors receive no cash compensation from Xoom.com for their services as Board members or committee members and Xoom.com does not reimburse them for expenses incurred in connection with attending Board and committee meetings. On May 15,

1998, Mr. Heffernan, an outside director, entered into a consulting agreement with Xoom.com under which he is entitled to receive compensation in the form of common stock and options to purchase common stock for his services, which services include serving as a member of the Board of Directors. See "Certain Transactions."

     On August 4, 1997, Bob Ellis, an outside director, entered into a letter agreement with Xoom.com under which Mr. Ellis agreed to provide certain services to Xoom.com, including serving as a member of the Board of Directors. This agreement provided for compensation in the form of options to buy 222,222 shares of common stock at an exercise price of $0.03 per share, which vest ratably over an 18 month period. The agreement terminated on February 3, 1999.

     On July 28, 1998, Jeffrey Ballowe, an outside director, entered into a letter agreement with Xoom.com, which was amended as of December 2, 1998. Under this agreement, as amended, Mr. Ballowe agreed to serve as a member of the Board of Directors. The agreement provides for compensation in the form of options to buy 23,334 shares of common stock at an exercise price of $6.75 per share, which will vest monthly over a two year period or immediately upon a sale of Xoom.com. Mr. Ballowe also receives a monthly fee of $10,000 as compensation for his service as a Director. This fee is payable in shares of common stock based upon the stock's closing price on the last trading day of the month. Mr. Ballowe will also receive compensation equal to 5% of all funds he raises for Xoom.com, payable in common stock. Mr. Ballowe's agreement has a term of 18 months.

     On July 28, 1998, Philip Schlein, an outside director, entered into a letter agreement with Xoom.com, which was amended as of December 2, 1998. Under this agreement, as amended, Mr. Schlein agreed to serve as a member of the Board of Directors. The agreement provides for compensation in the form of options to buy 23,334 shares of common stock at an exercise price of $6.75 per share, which will vest monthly over a two year period or immediately upon a sale of Xoom.com. Mr. Schlein also receives a monthly fee of $10,000 payable in cash or in common stock, at Mr. Schlein's option, as compensation for his service as a Director. Mr. Schlein's agreement has a term of 18 months.

     On July 28, 1998, Robert Harris, an outside director, entered into a letter agreement with Xoom.com, which was amended as of December 2, 1998. Under this agreement, as amended, Mr. Harris agreed to serve as a member of the Board of Directors. The agreement provides for compensation in the form of options to buy 23,334 shares of common stock at an exercise price of $6.75 per share, which will vest monthly over a two year period or immediately upon a sale of Xoom.com. Mr. Harris also receives a monthly fee of $10,000 payable in cash or in common stock, at Mr. Harris' option, as compensation for his service as a director. Mr. Harris' agreement has a term of 18 months.

VOTE REQUIRED

     Directors are elected by a plurality of the votes present in person or represented by proxy and entitled to vote.

RECOMMENDATION OF THE BOARD

     The Board of Directors recommends that the stockholders vote "FOR" election of each of the nominees listed above.

                                PROPOSAL NO. 2:
              APPROVAL OF AMENDMENT TO 1998 STOCK INCENTIVE PLAN

     Xoom.com's stockholders are being asked to approve an amendment to Xoom.com's 1998 Stock Incentive Plan that will increase the maximum number of shares of common stock authorized for issuance over the term of the 1998 Stock Incentive Plan by an additional 2,000,000 shares from 2,000,000 shares to 4,000,000 shares.

     The 1998 Stock Incentive Plan was adopted by the Board of Directors and approved by the stockholders in February 1998. The amendment to the 1998 Stock Incentive Plan for which stockholder approval is sought under this Proposal Number. Two was adopted by the board in February 1999, subject to stockholder approval at the Annual Meeting.

     The proposed share increase will assure that a sufficient reserve of common stock is available under the 1998 Stock Incentive Plan to attract and retain the services of key individuals, essential to Xoom.com's long-term growth and success.

     The following is a summary of the principal features of the 1998 Stock Incentive Plan. However, the summary does not purport to be a complete description of all the provisions of the 1998 Stock Incentive Plan. Any stockholder of Xoom.com who wishes to obtain a copy of the actual plan document may do so upon written request to Xoom.com's Chief Financial Officer at Xoom.com's principal executive offices in San Francisco, California.

1998 STOCK INCENTIVE PLAN

     The Stock Incentive Plan provides for the grant of options intended to qualify as "incentive stock options" under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), nonqualified stock options and stock appreciation rights. The Stock Incentive Plan also provides for the transfer or sale of common stock to selected individuals in connection with the performance of services for Xoom.com or Xoom.com's affiliates. Without giving effect to the amendments which will become effective upon stockholder approval of this Proposal No. Two, a total of 2,000,000 shares of common stock have been reserved for issuance under the Stock Incentive Plan. As of February 28, 1999, 1,618,818 shares remained reserved for future issuance upon the exercise of outstanding options, and 378,182 shares remained available for future grant. The Board of Directors or a committee designated by the Board is authorized to administer the Stock Incentive Plan, including the selection of individuals eligible for grants of options, issuances of common stock, the terms of such grants or issuances, possible amendments to the terms of such grants or issuances and the interpretation of the terms of, and adoption of rules for, the Stock Incentive Plan. The maximum term of any stock option granted under the Stock Incentive Plan is ten years, except that with respect to incentive stock options granted to a person possessing more than 10% of Xoom.com's combined voting power (a "10% Stockholder"), the term of such stock options shall be for no more than five years.

     The exercise price of nonqualified stock options and incentive stock options granted under the Stock Incentive Plan must be at least 85% and 100%, respectively, of the fair market value of the common stock on the grant date except that the exercise price of incentive stock options granted to a 10% Stockholder must be at least 110% of such fair market value on the grant date. The aggregate fair market value on the date of grant of the common stock for which incentive stock options are exercisable for the first time by an employee during any calendar year may not exceed $100,000. The purchase price of shares of common stock granted under the Stock Incentive Plan must be at least 85% of the fair market value of the common stock on the grant date except that the purchase price of shares of common stock granted to a 10% Stockholder must be at least 100% of such fair market value on the grant date. The individual agreements under the Stock Incentive Plan may provide for repurchase rights for Xoom.com under the terms and conditions set forth in the Stock Incentive Plan. The Stock Incentive Plan will terminate in 2008, unless earlier terminated by the Board.

     In the event of a merger in which Xoom.com is not the surviving entity, the sale of all or substantially all of Xoom.com's assets or a reverse merger resulting in a change of control, each grant which is at the time outstanding under the 1998 Stock Incentive Plan shall, unless the plan administrator in its discretion decides differently, immediately prior to the specified effective date of such transaction, automatically become fully vested and exercisable with respect to 75% of the unvested shares at the time represented by such grant. To the extent it has not been previously exercised, the grant will terminate immediately prior to the consummation of such proposed transaction, unless the grant is assumed or an equivalent grant is substituted by the successor corporation.

VOTE REQUIRED

     The affirmative vote of a majority of the outstanding voting shares of Xoom.com present in person or represented by proxy and entitled to vote present or represented and entitled to vote at the Annual Meeting is required for approval of the amendment to the 1998 Stock Incentive Plan. Should such stockholder approval not be obtained, then the 2,000,000-share increase to the share reserve will not be implemented. The 1998 Stock Incentive Plan will, however, continue to remain in effect, and option grants and direct stock issuances may continue to be made pursuant to the provisions of the 1998 Stock Incentive Plan in effect prior to the amendments summarized in this Proposal Number Two, until the available reserve of common stock as last approved by the stockholders has been issued pursuant to option grants and direct stock issuances made under the 1998 Stock Incentive Plan.

RECOMMENDATION OF THE BOARD

     The Board of Directors recommends that the stockholders vote "FOR" the proposal to amend Xoom.com's 1998 Stock Incentive Plan that will increase the maximum number of shares of common stock authorized for issuance over the term of the 1998 Stock Incentive Plan by an additional 2,000,000 shares from 2,000,000 shares to 4,000,000 shares.

                                PROPOSAL NO. 3:
             APPROVAL OF AMENDMENT TO CERTIFICATE OF INCORPORATION
                  TO INCREASE THE NUMBER OF AUTHORIZED SHARES
                 OF COMMON STOCK FROM 40,000,000 TO 80,000,000

     The Board of Directors recommends an amendment to Xoom.com's Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 40,000,000 shares to 80,000,000 shares.

     The Board of Directors believes that the proposed increase is desirable so that, as the need may arise, Xoom.com will have more financial flexibility and be able to issue shares of Common Stock, without the expense and delay of a special stockholders' meeting, in connection with possible equity financings, future opportunities for expanding the business through investments or acquisitions, management incentive and employee benefit plans and sales to employee savings plans and for other purposes. Therefore, the Board of Directors proposes that the first sentence of Article Four of Xoom.com's Certificate of Incorporation be amended to read in its entirety as follows:

     "The total number of shares of all classes of stock that the Corporation is authorized to issue is Eighty-Five Million
     (85,000,000), consisting of Eighty Million (80,000,000) shares of Common Stock, par value $.0001 per share, and Five Million
     (5,000,000) shares of Preferred Stock, par value $.0001 per share."

VOTE REQUIRED

     The adoption of the proposed amendment will require the affirmative vote of the holders of a majority of the outstanding shares of Common Stock.

RECOMMENDATION OF THE BOARD

     The Board of Directors recommends a vote FOR the adoption of the proposed amendment of the Certificate of Incorporation.

                                  MANAGEMENT

EXECUTIVE OFFICERS

     The following table sets forth certain information with respect to the executive officers of Xoom.com:

          Name                                              Age     Position
          ----                                              ---     --------
Chris Kitze.............................................    39      Chairman of the Board, Secretary and Director
Laurent Massa...........................................    39      Chief Executive Officer, President and Director
John Harbottle..........................................    44      Vice President, Finance and Chief Financial Officer
Vijay Vaidyanathan......................................    33      Chief Technology Officer
Rajesh Aji..............................................    36      Vice President, Corporate and Legal Affairs and
                                                                    General Counsel
Scott Duffy.............................................    28      Vice President, Sponsorships and Online Sales
                                                                    Development
Russell S. Hyzen........................................    33      Vice President, Business Development
Alicia Molnar...........................................    33      Vice President, Advertising Sales
Janine Popick...........................................    31      Vice President, E-commerce
Marc Sznajderman........................................    32      Vice President, Corporate Development


     For biographical summaries of Chris Kitze and Laurent Massa, see Proposal No. 1--Election of Directors."

     John Harbottle has served as Xoom.com's Vice President, Finance and Chief Financial Officer since August 5, 1998. From February 1996 to February 1998, Mr. Harbottle was the Vice President of Finance and Chief Financial Officer of Mastering Computers, Inc., an information technology training and CBT software development and manufacturing company, and then worked as an independent consultant for Mastering Computers, Inc. from February to July 1998. From October 1994 to February 1996, Mr. Harbottle was the Vice President of Finance and Chief Financial Officer of Zenger-Miller, an international management/leadership training, consulting and education company. From January 1992 to October 1994, Mr. Harbottle was the Vice President of Finance and Chief Financial Officer of IFS, an international consumer products and direct marketing company. Mr. Harbottle is a director of WebSoftware Corporation. Mr. Harbottle holds a B.S. in Business Administration from the University of California, Berkeley.

     Vijay Vaidyanathan has served as Xoom.com's Chief Technology Officer and as a Director since March 1998 and was a Director from March 1998 to February 1999. Prior to joining Xoom.com, Mr. Vaidyanathan co-founded Paralogic Corporation, an Internet software company, and served as its President and Chief Executive Officer from January 1995 until we acquired it in March 1998. Prior to founding Paralogic Corporation Mr. Vaidyanathan served as Engineering Manager at Frontline Design Automation, an electronic design automation company from July 1994 until December 1994 and as Engineering Manager at Zycad Corporation, an electronic design automation company from February 1991 until July 1994. Mr. Vaidyanathan also serves on the board of Paralogic Software Corporation, a software company, and Santa Clara Valley School, Inc., a non-profit school he co-founded in 1995. Mr. Vaidyanathan holds an M.S. in Instrumentation Technology from the Birla Institute of Technology and Science in India and an M.S. in Computer Science from the State University of New York at Albany.

     Rajesh Aji has served as Xoom.com's Vice President of Corporate and Legal Affairs and General Counsel since January 1999. Prior to joining Xoom.com, Mr. Aji was an attorney with the law firms of Wilson Sonsini Goodrich & Rosati and McCutchen Doyle Brown & Enersen from September 1994 to January 1999, where he served as primary outside counsel for more than twenty-five private and public companies, specifically in the areas of venture capital and corporate financing, public offerings, mergers and acquisitions, and securities and intellectual property law. Mr. Aji holds a Bachelor of Technology degree from the Indian Institute of Technology, a Master of Science degree from the University of Iowa and a Juris Doctor degree from the University of California, Berkeley.

     Scott Duffy has served as Xoom.com's Vice President, Sponsorships and Online Sales Development since August 1998. Prior to joining Xoom.com, Mr. Duffy served as Western Region Sales Manager for SportsLine USA, Inc. from August 1997 to August 1998. From January 1996 to March 1997, Mr. Duffy held a number of positions for Quote.com, Inc., an Internet financial services company, including Business Development Manager and most recently Director of Advertising Sales. Prior to that, Mr. Duffy served as an Account Executive for Seven Worldwide, Inc., a worldwide imaging company that manages the production of advertising, promotional and packaging artwork and interactive multimedia, from 1993 to 1995.

     Russell S. Hyzen has served as Xoom.com's Vice President, Business Development since December 1997 and as Xoom.com's director of Business Development from November 1996 to December 1997. Prior to joining Xoom.com, Mr. Hyzen served as Business Development Manager for Quote.com, an Internet Financial Services Company, from December 1995 to October 1996. From November 1993 to December 1995, he worked as an independent consultant. In August 1991, Mr. Hyzen founded Pacific Coast Lending, a mortgage brokerage company, and he served as its President until November 1993. Mr. Hyzen holds a B.S. in Business Administration from California State University, Northridge.

     Alicia Molnar has served as Xoom.com's Vice President, Advertising Sales, since December 1997. From October 1995 to November 1997, Ms. Molnar held a number of management positions with Lycos, most recently as Director of Sales, Eastern Region. From December 1994 until September 1995, Ms. Molnar served as Director of Network Sales for Point Communications. Prior to joining Point Communications, Ms. Molnar was a Regional Sales Manager for College Bound Magazine from September 1993 until October 1994. From February 1992 to August 1993, she was employed as a Senior Account Manager for Linnette & Harrison, an advertising agency. From January 1990 to December 1992, she worked as an Account Manager for Chalek & Chalek, an advertising agency. Ms. Molnar holds a B.A. in Communications from Montclair State University.

     Janine Popick has served as Xoom.com's Vice President, E-commerce since April 1998. From November 1997 until April 1998, Ms. Popick served as Manager of Direct Marketing for FileMaker, Inc., a wholly-owned subsidiary of Apple Computer. From January 1996 to November 1997, Ms. Popick served as Manager of Direct Marketing of Insignia Solutions, a computer software company. Prior to joining Insignia Solutions, Ms. Popick served as Manager of Direct Marketing of Claris Corporation, a computer software company, from September 1994 to January 1996. From December 1993 to August 1994, Ms. Popick served as Manager of Direct Marketing for Symantec Corporation, a software company. She was an account executive at JDA Corp., an enterprise software solutions company, from September 1993 to December 1993. Ms. Popick holds a B.A. in Communications and English from Hofstra University.

     Marc Sznajderman has served as Xoom.com's Vice President, Corporate Development since December 1998. From August 1993 until November 1998, Mr. Sznajderman served as a member of the Investment Banking Division of Bear, Stearns & Co. Inc., most recently as Vice President. Prior to joining Bear Stearns, Mr. Sznajderman served as Vice President of Business Development for Qantix Corporation, a manufacturer and marketer of computer accessories, from August 1991 until June 1992. From August 1989 until July 1991 Mr. Sznajderman was a member of the Investment Banking Division of Goldman, Sachs & Co. Mr. Sznajderman holds a B.S. in Finance from Syracuse University and a Masters in Management from the J.L. Kellogg Graduate School of Management at Northwestern University.

SUMMARY COMPENSATION TABLE

     The following table sets forth certain information concerning compensation of Xoom.com's Chief Executive Officer and each of Xoom.com's three other most highly compensated executive officers whose aggregate salary, bonus and other compensation exceeded $100,000 during the fiscal year ended December 31, 1998 (collectively, the "Named Executive Officers").


                                                                                                                 LONG-TERM
                                                                                     ANNUAL COMPENSATION        COMPENSATION
                                                                          ----------------------------------  -----------------
                                                                                                                 SECURITIES
                                                                                                                 UNDERLYING
                     NAME AND PRINCIPAL POSITION                           YEAR     SALARY ($)    BONUS ($)      OPTIONS (#)
---------------------------------------------------------------------     -------  ------------  -----------  -----------------
Laurent Massa........................................................      1998      216,124       15,593          158,333
President and Chief Executive Officer                                      1997      182,600           --           83,333
                                                                           1996       42,000           --          258,334

Russell S. Hyzen.....................................................      1998      120,011       40,000           53,333
Vice President, Business Development                                       1997      120,000        3,333           53,333
                                                                           1996       20,000           --           83,333

Alicia Molnar........................................................      1998      150,085       24,573           26,667
Vice President, Advertising Sales                                          1997       10,865           --          120,000
                                                                           1996           --           --               --

Janine Popick........................................................      1998       73,547       26,480          136,666
Vice President, E-Commerce                                                 1997           --           --               --
                                                                           1996           --           --               --


OPTION GRANTS IN LAST FISCAL YEAR

     The following table sets forth certain information concerning grants to purchase shares of common stock to each of the Named Executive Officers during the fiscal year ended December 31, 1998.

                                        PERCENT OF
                       NUMBER OF       TOTAL OPTIONS                              POTENTIAL REALIZABLE VALUE AT
                      SECURITIES        GRANTED TO                                   ASSUMED ANNUAL RATES OF
                      UNDERLYING       EMPLOYEES IN      EXERCISE                  STOCK PRICE APPRECIATION FOR
                        OPTIONS         FISCAL YEAR     PRICE PER    EXPIRATION          OPTION TERM/(3)/
                                                                                  -------------------------------
NAME                  GRANTED/(1)/       1998/(2)/        SHARE         DATE            5%($)            10%($)
------------------  ---------------   ---------------  -----------  ------------  --------------   --------------
Laurent Massa          158,333             8.1%          $14.00      12/7/2008      $1,394,047       $3,532,788
Russell S. Hyzen        13,333             0.7%          $ 3.33       6/1/2008          27,922           70,760
                        40,000             2.0%          $14.00      12/7/2008         352,181          892,496
Alicia Molnar           26,667             1.4%          $14.00      12/7/2008         234,790          595,005
Janine Popick           43,333             2.2%          $ 3.33       6/1/2008          90,749          229,975
                        33,333             1.7%          $ 2.31      3/17/2008          48,424          122,717
                        60,000             3.1%          $14.00      12/7/2008         528,271        1,338,744

_________________________

     (1) Options granted under Xoom.com's 1998 Stock Incentive Plan have a maximum ten-year term measured from the date of grant. Such options generally vest over either a four-year period or a two-year period. The four-year period options become exercisable for 25% of the option shares commencing upon the optionee's completion of one year of service measured from the vesting commencement date and the balance in a series of 36 successive monthly installments upon the optionee's completion of each additional month of service over the 36-month period measured from the first anniversary of the vesting commencement date. The two-year period options vest in a series of 24 successive monthly installments and become exercisable for 100% of the option shares upon achievement of certain performance targets. Under the 1998 Stock Incentive Plan, the exercise price per share generally is the closing selling price of Xoom.com's common stock the day before the vesting commencement date. In the event of a "change of control," as defined in the 1998 Stock Incentive Plan, 75% of any outstanding unvested options shall accelerate to become exercisable in full.

     (2) Based on options to purchase an aggregate of 1,957,225 shares of common stock granted during fiscal 1998.

     (3) In accordance with the rules of the Securities and Exchange Commission, shown are the hypothetical gains or "option spreads" that would exist for the respective options. These gains are based on assumed rates of annual compounded stock price appreciation of 5% and 10% from the date the option was granted over the full option term, assuming a fair market value equal to the exercise price per share on the date of grant. The 5% and 10% assumed rates of appreciation are mandated by the Commission and do not represent Xoom.com's estimate or projection of future increases in the price of Xoom.com's common stock.

AGGREGATE OPTION EXERCISES IN FISCAL YEAR 1998 AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth certain information as of December 31, 1998 concerning exercisable and unexercisable stock options held by each of the Named Executive Officers.

                                                                           NUMBER OF SECURITIES
                                                                          UNDERLYING UNEXERCISED       VALUE OF UNEXERCISED
                                                                            OPTIONS AT FISCAL        IN-THE-MONEY OPTIONS AT
                                     SHARES ACQUIRED      VALUE                YEAR END (#)           FISCAL YEAR END (#)(1)

NAME                                 ON EXERCISE (#)    REALIZED ($)     EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
----------------------------------  -----------------  --------------  ----------------------------  ---------------------------
Laurent Massa....................          --               --              247,398 / 252,602           $8,156,712 / 6,116,376
Russell S. Hyzen.................          --               --              104,722 / 85,277             3,452,684 / 2,208,784
Alicia Molnar....................          --               --               68,334 / 78,333             2,252,972 / 2,210,101
Janine Popick....................          --               --               10,000 / 126,666              296,700 / 3,151,980

_________________
     (1) Based on the fair market value of our common stock at December 31, 1998, of $33.00 per share, less the exercise price for such shares.

EMPLOYMENT AGREEMENTS

     Laurent Massa

     On July 1, 1998, Laurent Massa, Xoom.com's President and Chief Executive Officer, entered into an employment agreement with Xoom.com. This agreement provides for an annual salary of $216,000. Mr. Massa is also eligible for an annual bonus of up to 33% of his base salary, paid quarterly based on the following criteria: (A) exceeding quarterly revenue goals: 50% of the eligible Bonus; (B) achieving specific management team goals: 25% of the eligible bonus; and (C) achieving personal objectives that improve the organization: 25% of the eligible bonus. The Compensation Committee will set the goals and review them quarterly. Should Xoom.com terminate Mr. Massa without Cause (as defined in the agreement), Xoom.com must provide Mr. Massa 180 days' advance written notice, and Xoom.com may in Xoom.com's discretion terminate Mr. Massa's employment at any time prior to the end of this notice period, provided Xoom.com pay Mr. Massa an amount equal to his base compensation plus benefits Mr. Massa would have earned through the balance of the notice period. If Xoom.com exercise Xoom.com's right to terminate Mr. Massa without Cause, Mr. Massa shall be immediately entitled to exercise 100% of any stock options Xoom.com has granted to him that had not previously vested. Mr. Massa may exercise his vested stock options for a four month period from the date Xoom.com notifies him of Xoom.com's intention to terminate his employment.

     Should Xoom.com terminate Mr. Massa for Cause, Xoom.com must pay Mr. Massa all compensation due on the date of termination. In the event of a Change in Control or Corporate Transaction (as defined in the agreement) as a result of which Mr. Massa's employment with Xoom.com is involuntarily terminated, with or without cause, Mr. Massa will be entitled to payment of an amount equal to one year's base compensation plus benefits, and all stock options Xoom.com previously granted to Mr. Massa will immediately become fully vested and exercisable.

     Under the terms of his agreement, Mr. Massa may terminate his employment with Xoom.com at any time for any reason by providing Xoom.com with thirty days' advance written notice. Should Mr. Massa's employment with Xoom.com terminate for any reason, the agreement further provides that Mr. Massa: (A) will not use any of Xoom.com's proprietary information without Xoom.com's prior written consent; (B) will not use any confidential information to compete against Xoom.com or any of Xoom.com's employees; and (C) will not, for one year following termination, solicit any of Xoom.com's customers or employees.

     Mr. Massa will be eligible for an annual review of his agreement no later than July 20, 1999.

     Pursuant to a letter agreement entered into prior to fiscal 1998, Xoom.com granted Mr. Massa options to purchase up to an aggregate of 341,667 shares of common stock at a per share exercise price of $0.03.

     John Harbottle

     On August 4, 1998, John Harbottle, Xoom.com's Chief Financial Officer, entered into an employment agreement with Xoom.com. The agreement provides for an annual salary of

$144,000, which was increased to $180,000 in April 1999. Mr. Harbottle is also eligible for a discretionary quarterly bonus of up to $10,000. Should Xoom.com terminate Mr. Harbottle without Cause (as defined in the agreement), Xoom.com must provide Mr. Harbottle 180 days' advance written notice, and Xoom.com may in Xoom.com's discretion terminate Mr. Harbottle's employment at any time prior to the end of this notice period, provided Xoom.com pay Mr. Harbottle an amount equal to his base compensation plus benefits Mr. Harbottle would have earned through the balance of the notice period. If Xoom.com exercise Xoom.com's right to terminate Mr. Harbottle without Cause, Mr. Harbottle shall be immediately entitled to exercise 100% of any stock options Xoom.com have granted to him that had not previously vested. Mr. Harbottle may exercise his vested stock options for a four month period from the date Xoom.com notifies him of Xoom.com's intention to terminate his employment.

     Should Xoom.com terminate Mr. Harbottle for Cause, Xoom.com must pay Mr. Harbottle all compensation due on the date of termination. In the event of a Change in Control or Corporate Transaction (as defined in the agreement) as a result of which Mr. Harbottle's employment with Xoom.com is involuntarily terminated, with or without cause, Mr. Harbottle will be entitled to payment of an amount equal to 6 months' base compensation plus benefits, and all stock options Xoom.com previously granted to Mr. Harbottle will immediately become fully vested and exercisable.

     Under the terms of his agreement, Mr. Harbottle may terminate his employment with Xoom.com at any time for any reason by providing Xoom.com with thirty days' advance written notice. Should Mr. Harbottle's employment with Xoom.com terminate for any reason, the agreement further provides that Mr.
Harbottle: (A) will not use any of Xoom.com's proprietary information without Xoom.com's prior written consent; (B) will not use any confidential information to compete against Xoom.com or any of Xoom.com's employees; and (C) will not, for one year following termination, solicit any of Xoom.com's customers or employees.

     Pursuant to a letter agreement entered into prior to Mr. Harbottle's employment agreement, Xoom.com granted to Mr. Harbottle options to purchase up to 86,667 shares of common stock at a per share exercise price of $6.75 and options to purchase up to 20,000 shares of common stock at a per share exercise price of $12.00.

     Vijay Vaidyanathan

     We have entered into an employment agreement, dated March 10, 1998, as amended on August 12, 1998, with Vijay Vaidyanathan, Xoom.com's Chief Technical Officer. The agreement provides that Mr. Vaidyanathan receives a yearly salary of $120,000. Mr. Vaidyanathan is also entitled to participate in Xoom.com's medical, dental and vision insurance plan and in any other employee benefit plan Xoom.com adopt. Should Xoom.com terminate Mr. Vaidyanathan without Cause (as defined in the agreement), Xoom.com must provide Mr. Vaidyanathan 90 days' advance written notice, and Xoom.com may in Xoom.com's discretion terminate Mr. Vaidyanathan's employment at any time prior to the end of this notice period, provided Xoom.com pay Mr. Vaidyanathan an amount equal to his base compensation plus benefits Mr. Vaidyanathan would have earned through the balance of the notice period. In the event Xoom.com exercise Xoom.com's right to terminate Mr. Vaidyanathan without Cause, Mr. Vaidyanathan shall be immediately entitled to exercise 100% of any stock options Xoom.com has granted to him that had not previously vested. Mr. Vaidyanathan may exercise his vested stock options for a four month period from the date Xoom.com notify him of Xoom.com's intention to terminate his employment.

     Should Xoom.com terminate Mr. Vaidyanathan for Cause, Xoom.com must pay Mr. Vaidyanathan all compensation due on the date of termination. In the event of a Change in Control or Corporate Transaction (as defined in the agreement) as a result of which Mr. Vaidyanathan's employment with Xoom.com is involuntarily terminated, with or without cause, Mr. Vaidyanathan will be entitled to payment of an amount equal to 6 months' base compensation plus benefits, and all stock options Xoom.com previously granted to Mr. Vaidyanathan will immediately become fully vested and exercisable.

     Under the terms of his agreement, Mr. Vaidyanathan may terminate his employment with Xoom.com at any time for any reason by providing Xoom.com with thirty days' advance written notice. Should Mr. Vaidyanathan's employment with Xoom.com terminate for any reason, the agreement further provides that Mr.
Vaidyanathan: (A) will not use any of Xoom.com's proprietary information without Xoom.com's prior written consent; (B) will not use any confidential information to compete against Xoom.com or any of Xoom.com's employees; and (C) will not, for one year following termination, solicit any of Xoom.com's customers or employees.

     Mr. Vaidyanathan will be eligible for an annual review of his agreement no later than August 12, 1999. Under the agreement, Xoom.com granted Mr. Vaidyanathan options to purchase up to 93,334 shares of common stock at a per share exercise price of $2.31.

     Russell Hyzen

     On July 20, 1998, Russell S. Hyzen, Xoom.com's Vice President Business Development, entered into an employment agreement with Xoom.com. The agreement provides for an annual salary of $120,000 and a discretionary bonus of up to $10,000 per quarter to be paid upon achievement of personal and company targets to be defined. Should Xoom.com terminate Mr. Hyzen without Cause (as defined in the agreement), Xoom.com is required to provide Mr. Hyzen 90 days' advance written notice, and Xoom.com may in Xoom.com's discretion terminate Mr. Hyzen's employment at any time prior to the end of this notice period, provided Xoom.com pay Mr. Hyzen an amount equal to his base compensation plus benefits Mr. Hyzen would have earned through the balance of the notice period. If Xoom.com exercise Xoom.com's right to terminate Mr. Hyzen without Cause, Mr. Hyzen shall be immediately entitled to exercise 100% of any stock options Xoom.com have granted to him that had not previously vested. If Mr. Hyzen is terminated without Cause, he may exercise his vested stock options for a four month period from the date Xoom.com notify him of Xoom.com's intention to terminate his employment.

     Should Xoom.com terminate Mr. Hyzen for Cause, Xoom.com must pay Mr. Hyzen all compensation due on the date of termination. In the event of a Change in Control or Corporate Transaction (as defined in the agreement) as a result of which Mr. Hyzen's employment with Xoom.com is involuntarily terminated for any reason, with or without cause, Mr. Hyzen will be entitled to payment of an amount equal to 6 months' base compensation plus benefits, and any and all stock options Xoom.com previously granted to him will immediately become fully vested and exercisable.

     Under the terms of the agreement, Mr. Hyzen may terminate his employment with Xoom.com at any time for any reason by providing Xoom.com with thirty days' advance written notice. Should Mr. Hyzen's employment with Xoom.com terminate for any reason, the agreement further provides that Mr. Hyzen: (A) will not use any of Xoom.com's proprietary information without Xoom.com's prior written consent; (B) will not use any confidential information to compete against Xoom.com or any of Xoom.com's employees; and (C) will not, for one year following termination, solicit any of Xoom.com's customers or employees.

     Pursuant to a letter agreement entered into prior to fiscal 1998, Xoom.com granted Mr. Hyzen options to purchase up to 136,667 shares of common stock at a per share exercise price of $0.03.


                         COMPENSATION COMMITTEE REPORT

     The Compensation Committee (the "Committee") of the Board of Directors currently consists Bob Ellis and James Heffernan, both of whom are outside directors of Xoom.com. The Committee reviews and recommends to the Board of Directors the compensation and benefits of all officers of Xoom.com and establishes and reviews general policies relating to compensation and benefits of employees of Xoom.com. The following is the report of the Committee describing compensation policies and rationale applicable to Xoom.com's executive officers with respect to the compensation paid to such executive officers for the fiscal year ended December 31, 1998. The information contained in this report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended, or the 1934 Securities Exchange Act, as amended, except to the extent that Xoom.com specifically incorporates it by reference in such filing.

COMPENSATION PHILOSOPHY AND REVIEW

     Xoom.com's executive compensation program is generally designed to align the interests of executives with the interests of stockholders and to reward executives for achieving corporate and individual objectives. The executive compensation program is also designed to attract and retain the services of qualified executives in the highly competitive Internet and computer networking marketplaces. Executive compensation currently consists of a base salary, quarterly incentive plan, long-term equity incentives, and other compensation and benefit programs generally available to other employees.

     The Committee has considered the potential impact of Section 162(m) of the Internal Revenue Code on the compensation paid to Xoom.com's executive officers.
Section 162(m) disallows a tax deduction for any publicly-held corporation for individual compensation exceeding $1.0 million in any taxable year for any of the executive officers, unless compensation is performance-based. In general, it is the Committee's policy to qualify, to the maximum extent possible, its executives' compensation for deductibility under applicable tax laws.

BASE SALARIES

     Base salary levels for the Chief Executive Officer (the "CEO") and other executive officers are intended to compensate executives competitively within the high-technology marketplace. Base salaries are determined on an individual basis by evaluating each executive's scope of responsibility, past performance, prior experience and data on prevailing compensation levels in relevant markets for executive talent. Regarding the latter measure, certain companies included in the peer group index of the stock performance graph are also included in surveys reviewed by the Committee in determining salary levels for the CEO and other executive officers of Xoom.com. Base salaries for executives are reviewed annually by the Committee.

QUARTERLY INCENTIVE PLAN

     Xoom.com provides quarterly incentive bonuses for its executive officers as well as other key management employees. The quarterly incentive plan is intended to provide a direct link between management compensation and the achievement of corporate and individual objectives. The level of bonus is based determined on an individual basis by evaluating each executive's scope of responsibility. At the beginning of each quarter, Xoom.com sets certain corporate objectives (including financial performance goals) and each individual manager sets his or her own personal objectives to support the achievement of the corporate objectives. At the end of the quarter, performance is assessed and the level of bonus payable, if any, is determined. Achievement of corporate objectives is given more weight than achievement of individual objectives for purposes of determining the quarterly bonus.

LONG-TERM EQUITY INCENTIVES

     Xoom.com provides long-term equity incentives to its executive officers and to all other employees through the grant of stock options under its stock option plans. The purpose of granting stock options is to create a direct link between compensation and the long-term performance of Xoom.com. Stock options are generally granted at an exercise price equal to 100% of the fair market on the date of grant, have a ten year term and generally vest in installments over 48 months. Because the receipt of value by an executive officer under a stock option is dependent upon an increase in the price of Xoom.com's Common Stock, this portion of the executives' compensation is directly aligned with an increase in stockholder value. The primary stock options granted to executive officers are generally in conjunction with the executive officer's acceptance of employment with Xoom.com. When determining the number of stock options to be awarded to an executive officer, the Committee considers the executive's current contribution to Xoom.com's performance, the executive officer's anticipated contribution in meeting Xoom.com's long-term strategic performance goals, and comparisons to formal and informal surveys of executive stock option grants made by other Internet and computer networking companies. The Committee also reviews stock option levels for executive officers at the beginning of each fiscal year in light of long- term strategic and performance objectives and each executive's current and anticipated contributions to Xoom.com's future performance. Reflecting the increasing scope of Xoom.com's business, the Committee recommended (and the full Board of Directors granted) stock option grants in December 1998 for the CEO of 158,333 shares and for the other Named Executive Officers of an aggregate of 216,666 shares.

OTHER COMPENSATION

     Xoom.com's executive officers are also eligible to participate in compensation and benefit programs generally available to other employees, including Xoom.com's Employee Stock Purchase Plan. In addition, from time to time, executive officers have received sign-on bonuses or other bonuses based on extraordinary effort.

CEO COMPENSATION

     Laurent Massa is President and Chief Executive Officer of Xoom.com. The Committee reviews Mr. Massa's compensation annually using the same criteria and policies as are employed for other executive officers. Mr. Massa's compensation was initially determined in part by the terms of an employment agreement entered into in July 1998. See "ManagementEmployment Agreements" above. However, the Committee retains the discretion to increase Mr. Massa's compensation to levels above those provided in the employment agreement. Mr. Massa did not receive a salary increase during fiscal 1998, although he received bonuses under the quarterly incentive plan equal to $15,593. In addition, he received stock option grants in fiscal 1998 as described above.


                              SUBMITTED BY THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

                              Bob Ellis
                              James Heffernan


          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of Xoom.com's Compensation Committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of Xoom.com's Board of Directors or Compensation Committee.


                              CERTAIN TRANSACTIONS

     Some of Xoom.com's Directors, executive officers and affiliates have entered into stock purchase transactions with Xoom.com, as follows:

     .    Following Xoom.com's incorporation, Chris Kitze, one of Xoom.com's founders, purchased 333,334 shares of common stock for cash at a price of $0.0003 per share, resulting in aggregate proceeds to Xoom.com of $100; and, pursuant to a Common Stock Purchase Agreement dated August 26, 1996, Naveen Jain, an affiliate of Xoom.com, purchased 333,334 shares of common stock for cash at a price of $0.0003 per share, resulting in aggregate proceeds to Xoom.com of $100. In connection with these transactions, Xoom.com entered into a Stockholders' Agreement with Mr. Kitze and Mr. Jain. This Stockholders' Agreement was terminated on February 10, 1998.

     .    Pursuant to a Common Stock Purchase Agreement dated December 31, 1996,
Mr. Kitze and Mr. Jain purchased an additional 2,333,334 and 1,000,000 shares, respectively, of common stock in exchange for the cancellation of promissory notes in the amount of $700,000 and $300,000, respectively. In the same agreement, Mr. Jain contributed 666,667 shares of common stock to Xoom.com.

     .    Pursuant to Common Stock Purchase Agreements dated February 13, 1997 and November 23, 1997, Flying Disc Investments Limited Partnership, of which Mr. Kitze is a general partner, purchased an additional 1,333,336 and 94,445 shares of common stock, respectively, from Xoom.com for cash at $0.45 and $0.90 per share, respectively, resulting in aggregate proceeds to Xoom.com of approximately $685,000.

     .    Flying Disc purchased an additional 108,228 shares of common stock in February 1998 pursuant to a Common Stock Purchase Agreement for cash at a price of $2.31 per share.

     .    Under a Common Stock and Warrant Purchase Agreement dated as of April
25, 1998, Flying Disc purchased 30,030 shares of common stock for cash at a per share price of $3.33 along with a warrant to purchase an additional 6,006 shares at $3.33 per share, resulting in aggregate proceeds to Xoom.com of approximately $100,000.

     .    Under a Common Stock and Warrant Purchase Agreement dated as of June
18, 1998, Internet Ventures, LLC purchased 30,030 shares of common stock for cash at a per share price of $3.33 along with a warrant to purchase an additional 6,006 shares at $3.33 per share, resulting in aggregate proceeds to Xoom.com of approximately $100,000. Mr. Jain is the managing member of Internet Ventures.

     All of the warrants described above were exercised before the completion of Xoom.com's initial public offering.

     In addition to these purchases, under a Stock Purchase Agreement dated February 13, 1997, Bob Ellis, one of Xoom.com's Directors, purchased 55,556 shares of common stock for cash at a price of $1.80 per share, resulting in aggregate proceeds to Xoom.com of approximately $100,000. On August 4, 1997, due to a revaluation of the shares Mr. Ellis purchased, he was awarded an additional 55,556 shares of common stock at the new price of $0.90 per share. In addition, on the same date, Mr. Ellis purchased an additional 222,222 shares of common stock for cash at $0.90 per share, resulting in aggregate proceeds to Xoom.com of approximately $200,000.

     Xoom.com has entered into a Consulting Agreement, dated May 15, 1998, with James J. Heffernan, an outside Director. The agreement will terminate on November 15, 1999. The agreement provides for Mr. Heffernan to receive a monthly compensation of $10,000, paid in the form of common stock, and options to buy 16,667 shares of common stock at an exercise price of $3.33 per share. Mr. Heffernan was granted stock options to buy an additional 16,667 shares of common stock at an exercise price of $3.33 per share upon completion of Xoom.com's initial public offering. In addition, Mr. Heffernan was entitled to a finder fee, payable in shares of common stock, of 5% of any investment he secured on Xoom.com's behalf between May 15, 1998 and June 30, 1998. Under this arrangement, Mr. Heffernan received 50,203 shares of common stock.

     Xoom.com has entered into a Content License Agreement dated February 22, 1998, with Classic Media Holdings, whereby Xoom.com were granted certain non-exclusive, perpetual, world-wide licensing rights in connection with Classic Media Holdings' library of public domain movies. As consideration for the license, Xoom.com issued 43,290 shares of common stock to Classic Media Holdings' principals. Mr. Kitze is a principal of Classic Media Holdings.

     Xoom.com entered into employment agreements, indemnification agreements and other compensation arrangements with Xoom.com's directors and officers. See "Management--Employment Agreements"

     We believe that all of the transactions set forth above were made on terms no less favorable to Xoom.com than could have been obtained from unaffiliated third parties. We intend that all future transactions, including loans, between Xoom.com and Xoom.com's officers, Directors, principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside Directors on the Board of Directors, and be on terms no less favorable to Xoom.com than could be obtained from unaffiliated third parties.


                            STOCK PRICE PERFORMANCE

     The following graph shows a comparison of cumulative total stockholder returns for Xoom.com's Common Stock, the Nasdaq Stock Market Index for U.S. Companies, and the Hambrecht & Quist Internet Index. The graph assumes the investment of $100 from December 9, 1998, the date of Xoom.com's initial public offering, through December 31, 1998. The data regarding the Company assumes an investment at the initial public offering price of $14.00 per share of Xoom.com's Common Stock. The performance shown is not necessarily indicative of future performance.

--------------------------------------------------------------------------------
Date              Xoom.com              NASDAQ Index           Hambrecht & Quist
                                                               Internet Index

--------------------------------------------------------------------------------
12/9/98           $100                  $100                   $100
--------------------------------------------------------------------------------
12/31/98          $235.71               $106.94                $114.73
--------------------------------------------------------------------------------


               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 requires Xoom.com's officers and directors, and persons who own more than 10% of a registered class of Xoom.com's equity securities, to file certain reports regarding ownership of, and transactions in, Xoom.com's securities with the Securities and Exchange Commission. Such officers, directors and 10% stockholders are also required by Securities and Exchange Commission rules to furnish Xoom.com with copies of all
Section 16(a) forms that they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, Xoom.com believes that for the year ended December 31, 1998, all reporting persons complied with Section 16(a) filing requirements except as set forth below:

     Mr. Sznajderman timely filed a Form 3 in which a transaction was not reported correctly, and subsequently filed a corrective amendment thereto.

                 DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     Proposals of stockholders of Xoom.com which are intended to be presented by such stockholders at Xoom.com's 2000 Annual Meeting of Stockholders must be received by Xoom.com no later than __________ to be included in the proxy statement and form of proxy relating to that meeting. The deadline for submitting a stockholder's proposal that will not be included in the proxy statement and form of proxy for Xoom.com's 1999 Annual Meeting of Stockholders but nonetheless will be eligible for consideration is __________, 2000.

                                 OTHER MATTERS

     Xoom.com knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of Proxy to vote the shares they represent as the board of directors may recommend. Discretionary authority with respect to such other matters is granted by the execution of the enclosed Proxy.

                              BY ORDER OF THE BOARD OF DIRECTORS

                              /s/ JOHN HARBOTTLE

                              John Harbottle
                              Vice President, Finance and Chief Financial
                              Officer
                              and Assistant Secretary

    San Francisco, California

    April __, 1999

                                     PROXY

                                XOOM.COM, INC.

                        ANNUAL MEETING OF STOCKHOLDERS
                                  MAY 26, 1999

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Laurent Massa and John Harbottle and each of them as Proxies of the undersigned, with full power of substitution, and hereby authorizes them to represent and to vote, as designated below, all of the shares of Common Stock of Xoom.com, Inc. (the "Company"), held of record by the undersigned on March 29, 1999 at the Annual Meeting of Stockholders of Xoom.com, Inc. to be held on May 26, 1999, or at any adjournment or postponement thereof.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL NOS. 1, 2 AND 3.
THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE. THIS PROXY WILL BE VOTED FOR PROPOSAL NOS. 1, 2 AND 3 IF NO SPECIFICATION IS MADE.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

     The Board of Directors recommends a vote FOR Proposal Nos. 1, 2 and 3. This Proxy will be voted FOR Proposal Nos. 1, 2 and 3 if no specification is made.

     1. To elect seven directors to serve for a one-year term or until their successors are duly elected and qualified.

NOMINEES:    Jeffrey Ballowe, Bob Ellis, James Heffernan, Robert C. Harris,
             Jr., Chris Kitze, Laurent Massa and Philip Schlein

     2. To approve an amendment to the Company's 1998 Stock Incentive Plan to increase the number of shares of Common Stock authorized for issuance over the term of the 1998 Stock Incentive Plan by an additional 2,000,000 shares.

     3. To approve an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of the Company's Common Stock from 40,000,000 shares to 80,000,000 shares.

     4. In their discretion, the Proxies are authorized to vote upon such other matters as may properly come before the meeting, including the election of any director if any of the above nominees is unable to serve or for good cause will not serve

     PLEASE SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED
ENVELOPE

     Please sign exactly as your name(s) is (are) shown on the shares certificate to which the Proxy applies. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.



     Signature:_______  Date:________  Signature:_________  Date:__________